                                                                    Exhibit 10.2


As of December 18, 2001


Mr. H. Christopher Whittle
Edison Schools Inc.
11th Floor
521 Fifth Avenue
New York, NY  10175

Dear Chris:

         This letter agreement ("Agreement") amends and restates the terms of your employment with Edison Schools Inc. ("Edison" or the "Company") as approved by Edison's Board of Directors (the "Board"). This Agreement supercedes and replaces any prior written or oral understandings between the Company and you with respect to the subject matter of the Agreement. You are entering into this Agreement for good and valuable consideration, including the consideration set forth below under "Stock Options," the receipt and sufficiency of which are hereby acknowledged by you.

         Position/Responsibilities. You will continue to be employed as Edison's President and Chief Executive Officer ("CEO"), working out of the Company's headquarters in New York City. Your responsibilities are set forth on Exhibit A attached hereto.

         Term. The term of your employment commences as of the date hereof and ends on June 30, 2004, unless terminated earlier by you or by the Company as provided below.

         Base Salary. You will be paid at an annual base salary rate of $1 retroactive to July 1, 2001. Unless otherwise provided by the Board, you shall not be paid a bonus.

         Stock Options. Simultaneous with the execution of this Agreement, (i) the parties hereto shall execute the Stock Option Agreement attached hereto as Exhibit B (the "2001 Option") and (ii) the options represented by the Stock Option Agreements attached hereto as Exhibits C, D and E shall accelerate and be vested in full.

         Benefits. You will be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit F. The Company will further maintain for your benefit supplemental long-term disability insurance and supplemental term life insurance such that your total life insurance coverage through the Company is $800,000, provided that such supplemental coverage can be obtained at a premium that is customary for a man of your age in good physical condition. You will receive four weeks of vacation annually in addition to the official Company holidays. Except as otherwise provided herein, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         Expense Reimbursements. You will be reimbursed for 75% of reasonable expenses incurred on the Company's behalf that are commensurate with your position, upon submission of adequate documentation for such expenses.

         Termination/Severance Pay. (i) Either you or Edison may terminate your employment at any time without cause by giving written notice to that effect. The termination of employment shall be effective on the date specified in such notice.

         (ii) If Edison terminates your employment without cause or if you terminate your employment for "good reason," any unvested portion of any outstanding option award will be immediately vested. For purposes of this Agreement, "good reason" shall mean (a) the assignment to you of duties and responsibilities which results in your having materially less significant duties and responsibilities or exercising materially less significant power and authority than you had, or duties and responsibilities or power and authority not in all material respects comparable to that of the level and nature which you had, immediately prior to any such assignment; (b) your removal, or the failure to re-appoint you to your then current position with Edison; and (c) Edison's failure to perform in a timely manner its material obligations under this Agreement, which failure is not remedied by the Company within 10 days following written notice from you to the Company notifying it of such failure, other than in the case of each of (a), (b) and (c), (A) with your express written consent or (B) in connection with any termination of your employment by Edison as the result of your disability or "for cause."

         (iii) As used in this Agreement, the term "disability" shall mean your inability, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both you and the Company, provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

         (iv) If you terminate your employment without good reason prior to July 1, 2002 and (a) you or WSI Inc. have outstanding borrowings from the Company in conjunction with the exercise of your March 1, 1997 option to purchase 600,000 shares of Series A Common Stock of the Company and your December 15, 1997 option to purchase 850,000 shares of Series A Common Stock of the Company and (b) the stock of the Company at the time of termination is not publicly traded, you agree to pay the Company within thirty (30) days of such termination a penalty fee in the amount of $1 million.

         (v) In consideration of and in exchange for the severance benefit provided for in (ii) above, you agree to execute and deliver to Edison following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time.

         (vi) Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (a) commission of a willful act of dishonesty, gross negligence or misconduct in the course of your duties with Edison which significantly injures Edison; (b) conviction of a crime of moral turpitude or of a felony; (c) frequent intoxication during the conduct of your official duties or drug abuse; or (d) your failure to perform your responsibilities as set forth on Exhibit A attached hereto following written notice from the Company to you notifying you of such failure and your failure to remedy such failure with 10 days. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         Death. If you die during your employment hereunder, this Agreement shall terminate upon the date of your death. Edison's obligations under this Agreement (other than obligations then due and owing hereunder) will terminate upon Edison's payment to the personal representative of your estate (i) your unpaid base salary through the date of your death and (ii) any expenses properly reimbursable under this Agreement and not yet reimbursed.

         Exclusivity. In return for the compensation payments and stock option benefits set forth in this Agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of the Board except for your activities on behalf of WSI Inc. and its affiliates, which activities may not be in the nature of a "competing" business (as defined below).

         Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not (i) divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be necessary and appropriate in connection with the business and affairs of Edison, or (ii) use such proprietary information other than in performance of your duties to the Company. Your obligation not to disclose or to use proprietary information described above also extends to proprietary information of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to you. You shall deliver to the Company all materials representing any such proprietary information in your custody or possession upon the earlier of (i) a request by the Company or (ii) the termination of your employment. You also agree that any developments, discoveries or inventions made by you alone or with others (other than for or on behalf of a business which is not a "competing" business as defined below) during the term of your employment with Edison and directly applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison. You hereby assign to the Company all your right, title and interest in and to all such developments, discoveries and inventions and all related patents, patent applications, copyrights and copyright applications. You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights relating to any such developments, discoveries and inventions.

         Non-competition and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such shall exist or are planned to be developed during your employment with Edison (for example, without limitation, the business of managing public and/or private schools for profit or the sale of school management or student assessment systems such as "The Edison Common"). Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year after termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee of Edison. For the purposes of the foregoing, any executive employee of Edison who within twelve (12) months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited. If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         Equitable Remedies. The restrictions contained in the paragraphs above entitled "Confidentiality" and "Non-competition and Non-solicitation" are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purposes. You agree that any breach of either such paragraph is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of either such paragraph, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

         Entire Agreement. Together with the attached exhibits, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This Agreement may be amended or modified only by a written instrument executed by both you and the Company. This Agreement is governed by the substantive laws of the State of New York. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located within the State of New York, and the Company and you each consent to the jurisdiction of such a court.

         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business, provided, however, that your obligations are personal and shall not be assigned by you.

         Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         Duplicate originals of this Agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely,

EDISON SCHOOLS INC.

By:  /s/ Benno C. Schmidt, Jr.
   ----------------------------
         Benno C. Schmidt, Jr.

ACCEPTED AND AGREED:

/s/  H. Christopher Whittle
   ----------------------------
     H. Christopher Whittle